FOR: CFM Technologies, Inc.
                                   1381 Enterprise Drive
                                   West Chester, PA 19380
                                   610-696-8300

                          CONTACT: Jeff Randall
                                   Chief Financial Officer
                                   610-696-8300 EXT.283

                                   Michele Katz/Jessica Davis/
                                   Elizabeth Marshall
                                   Morgen-Walke Associates
                                   Press: Lee Foley
                                   212-850-5600



                     CFM TECHNOLOGIES, INC.
                 ADOPTS SHAREHOLDER RIGHTS PLAN

West Chester, PA -- April 25, 1997 -- CFM Techologies, Inc. (Nasdq:CFMT) announced that its Board of Directors adopted a Shareholder Rights Plan designed to protect the Company's shareholders in the event of an attempt to acquire control of the Company on terms which do not deal fairly with all of the Company's shareholders. Terms of the Rights Plan provide for a dividend distribution of one right for each share of common stock of CFM Technologies, Inc. to holders of record at the close of business on May 9, 1997. The rights will become exercisable only in the event, with certain exceptions, an acquiring party accumulates, or announces an offer to acquire, 20% or more of CFM's common stock. The Rights will expire on April 24, 2007. Each right will entitle the holder to buy one one-hundredth of a share of a new series of preferred stock at a price of $180. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either CFM stock or shares in an "acquiring entity" at half of market value. CFM will generally be entitled to redeem the Rights at $.001 per right at any time until the tenth day following the acquisition of 20% of its common stock.

Commenting on the Rights Plan, Roger A. Carolin, President and CEO, said that the Board of Directors believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of shareholders. Mr. Carolin said the plan is similar to those adopted by a number of other companies following favorable rulings by courts in various jurisdictions. Further, Mr. Carolin noted that CFM is not aware of any intent on the part of any potential acquirer to commence a bid for control of the Company. Issuance of the Rights will have no dilutive effect, will not affect reported earnings per share, and will not change the way in which CFM's shares of Common Stock are currently traded. Details of the new Rights Plan will be outlined in a letter to be mailed to shareholders following the record date for the rights dividend.

     CFM Technologies, Inc. is a leading manufacturer of advanced cleaning equipment for the semiconductor and flat panel display industries. Its systems provide superior contamination control and processing capabilities using a totally enclosed processing chamber. Watermarks and other drying defects are eliminated through CFM's Direct-DisplaceTM IPA vapor drying technology. CFM historically has invested in technical innovations to lower cost of ownership for advanced wet processing systems.